SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 14 , 2003

OAKWOOD HOMES CORPORATION

(Exact name of registrant as specified in charter)

North Carolina	1-7444	56-0985879

(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

7800 McCloud Road, Greensboro, North Carolina	27409-9634

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (336) 664-2400

Item 5. Other Events.

     On July 14, 2003, Oakwood Homes Corporation and certain of its subsidiaries (the “Borrowers”) entered into an amendment (the “Amendment”) to their Debtor-in-Possession Financing and Security Agreement (the “Tranche A Agreement”) with Greenwich Capital Financial Products, Inc. and BH Finance LLC. Pursuant to the Amendment, the following changes were made to the terms of the Tranche A Agreement:

•	Certain financial covenants were amended to take into account the Borrowers’ updated budget;

•	The total commitment by the lenders under the Tranche A Agreement was decreased from $140 million to $90 million (total borrowings under the Tranche A Agreement as of June 30, 2003 were $30,000,000);

•	The date by which the Borrowers must have their final disclosure statement approved by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) was extended until September 30, 2003;

•	The date by which the Borrowers must have obtained an order of the Bankruptcy Court confirming of their plan of reorganization was extended until November 15, 2003; and

•	The Tranche A Agreement will terminate on the earliest of (a) November 30, 2003, (b) the date of substantial consummation of a plan of reorganization as confirmed by an order of the Bankruptcy Court, (c) the sale of a material part of any Borrower’s assets, (d) the date of the conversion of the bankruptcy case of any of the Borrowers to a case under Chapter 7 of the Bankruptcy Code, (e) the date of the dismissal of the Chapter 11 case of any of the Borrowers or (f) the earlier of the date on which (i) all of the loans under the Tranche A Agreement become due and payable or (ii) all of the loans under the Tranche A Agreement are paid in full and the Tranche A Agreement is terminated.

     On August 13, 2003, the Bankruptcy Court issued an order extending the dates until which the Borrowers shall have (a) the exclusive right to file a plan of reorganization through October 31, 2003 and (b) the exclusive right to solicit acceptances of a plan through December 31, 2003.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OAKWOOD HOMES CORPORATION

Date: August 27, 2003	By:	/s/ Suzanne H. Wood

Name: Suzanne H. Wood Title: Executive Vice President and Chief Financial Officer